Exhibit 99.1

Media Contacts:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: 952-835-5900	Phone 612-344-1012
mlavelle@analysts.com	bartkowski@bluefirepartners.com

Analysts International Reports Profitable Results for

2004 First Quarter

Quarterly Revenues Above Earlier Guidance; Profitability at High End of Guidance

MINNEAPOLIS, April 27, 2004 – Analysts International (NASDAQ: ANLY) today reported the results for its first quarter ended April 3, 2004.  Revenues totaled $85.4 million for the quarter, higher than the Company’s recently raised guidance. This figure compares to $86.0 million for the comparable quarter a year ago and represents the second consecutive quarter over quarter increase in total revenue. For the quarter, the Company reported $454,000 of net income, or $0.02 per share, compared to a net loss of $(316,000), or $(0.01) per share, for the first quarter of 2003.

First quarter revenues were comprised of $71.1 million in direct revenue and $14.3 million in subsupplier billings that are processed through the Company as specified in contracts with certain customers.  The mix of revenues during the quarter ended April 3, 2004 was 45 percent business solutions and 55 percent staffing.

Michael LaVelle, president and chief executive officer, said, “It goes without saying that we are pleased with our return to profitability and with the progress that we have made growing revenues.  We are optimistic about the business opportunities ahead of us.  All areas of the business are showing growth, reversing a four-year trend.  We remain committed to profitable operations throughout the balance of the year.”

LaVelle noted that the Company would provide guidance for the second quarter of 2004 on the conference call scheduled for later today.

Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results. Interested parties may access the call via the Internet by using the following link:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ANLY&script=1010&item or they may dial 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader

Mike LaVelle.  No advanced registration is required to participate.  A replay of the call will be available at the link provided above as well.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	April 3,	March 29,
(in thousands except per share amounts)	2004	2003

Professional services revenue:
Provided directly	$71,069	$69,635
Provided through subsuppliers	14,325	16,406
Total revenue	85,394	86,041
Expenses:
Salaries, contracted services and direct charges	69,664	70,656
Selling, administrative and other operating costs	15,081	15,565
Amortization of intangible assets	193	193

Operating income (loss)	456	(373)
Non-operating income	6	8
Interest expense	(8)	(8)
Income (loss) before income taxes	454	(373)
Income tax expense (benefit)	—	(57)
Net income (loss)	$454	$(316)

Per common share:
Basic income (loss)	$.02	$(.01)
Diluted income (loss)	$.02	$(.01)

Average common shares outstanding	24,212	24,199
Average common and common equivalent shares outstanding	24,237	24,199

(more)

Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	April 3, 2004	January 3, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$718	$4,499
Accounts receivable, less allowance for doubtful accounts	59,009	55,623
Other current assets	4,390	4,737
Total current assets	64,117	64,859
Property and equipment, net	6,176	6,297
Other assets	30,584	30,739
	$100,877	$101,895

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$15,672	$15,825
Salaries and vacations	6,641	7,774
Deferred revenue	3,524	2,766
Self-insured health care reserves and other amounts	1,758	2,829
Total current liabilities	27,595	29,194
Non-current liabilities, primarily deferred compensation	4,164	4,038
Shareholders’ equity	69,118	68,663
	$100,877	$101,895

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